Exhibit 99.1

Investor Relations Debbie Laudermilk Investor Relations Specialist SigmaTel, Inc. 512.381.3931 investor.relations@sigmatel.com	Press Contact Nate Long, Marketing Communications Manager SigmaTel, Inc. 512.381.3913 nlong@sigmatel.com

SigmaTel Refutes Digitimes Article

AUSTIN, Texas – April 18, 2005 - SigmaTel, Inc. (NASDAQ: SGTL), a leader in analog-intensive mixed-signal integrated circuits, today responded to an article published earlier today by Digitimes.com out of Taipei, Taiwan where the company’s Chief Executive Officer, Ron Edgerton, was misquoted several times throughout.

The article is in a Question and Answer format and has Mr. Edgerton quoted as announcing the Company’s first quarter revenues, first quarter gross margin and second quarter trend information. All of the above information attributed to Mr. Edgerton is erroneous. The article goes on to attribute Mr. Edgerton as saying that the Company is shipping product into Apple Computers hard-drive based iPod players. This quote is also erroneous.

“I have not, prior to this press release, provided information to any media source — including those in Asia — regarding our first quarter operating results,” said Mr. Edgerton.

The company will announce its first quarter financial results as scheduled on Tuesday April, 19, 2005 after the market closes. The Company’s revenues for the first quarter of 2005 were $99.3 million with gross margins just over 57%.

About SigmaTel:

SigmaTel, Inc., a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Readers may obtain investment information from the company’s investor relations department at (512) 381-3931, by sending email to investor.relations@sigmatel.com, or on the Web at www.sigmatel.com/investor.relations.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that SigmaTel may not be able to maintain its high growth rate; risks that adverse changes in the global economy may reduce demand for SigmaTel’s products; risks that shortages of supply for other components of MP3 players may limit customer demand to purchase SigmaTel’s portable audio SoCs; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronics products and other factors; risks that SigmaTel’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to SigmaTel’s lack of long term supply contracts with foundries and tightening foundry capacity; risks that SigmaTel may not be able to successfully manage strains associated with its growth; risks that SigmaTel’s new products under development may not be completed in a timely fashion and may not achieve market acceptance; risks with managing international activities; intellectual property litigation risk; dependence on a limited number of products; the semiconductor industry’s cyclical nature; geographic concentration of foundries, assembly and test facilities, distributors, and customers in the Pacific Rim, subjecting SigmaTel to risks of natural disasters, epidemics (such as SARS), and political unrest; and other factors. For a discussion of these and other factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the 424(b)(4) final prospectuses filed September 19, 2003 and February 19, 2004, the Form 10-Qs that were filed on October 29, 2003, April 20, 2004, July 20, 2004 and October 19, 2004, the Form 10-K that was filed on February 17, 2004, and the Form 10-K that SigmaTel filed February 8, 2005 covering the annual period ended December 31, 2004.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.